Exhibit 18.1

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Omitted Information is indicated by [***]

TELEWORK AGREEMENT

By means of this Employment Agreement, the Parties:

EVE URBAN AIR MOBILITY SOLUTIONS LTDA., with registered offices in the City of São José dos Campos, State of São Paulo, at Presidente Dutra Highway, Km 134, Building E501 – Eugênio de Mello, ZIP Code 12247-004, enrolled with the CNPJ under No. 42.128.214/0001-98, herein represented by its legal representative, Willians Alves Silva, pursuant to its Articles of Association, hereinafter referred to as the “Employer” or “Embraer”; and SIMONE GALVAO DE OLIVEIRA, residing and domiciled at [***], enrolled with CPF/MF under No. [***], hereinafter referred to as the “Employee”;

The Parties agree as follows:

Clause 1 – Services

1.1. The Employer hires the Employee, on a probationary basis, for a term of sixty (60) days, to perform the duties of a position of trust, under a telework regime, against a monthly salary of BRL [***] ([***] reais), as of 09/04/2023.

1.1.1. The telework regime shall be carried out in accordance with the Work Modalities Policy, and the Employer may change it to an on-site work regime, subject to the minimum legal notice period.

1.1.2. This Agreement shall be in force for a probationary period of sixty (60) days, automatically extended for an additional thirty (30) days.

1.2. The Employee shall hold a position of trust and, therefore, shall be exempt from working hours control, and may perform services on an on-site or hybrid basis, according to the eligibility criteria set forth in Embraer’s policies.

1.3. Whenever requested, the Employee shall undertake domestic and/or international travel in the interest of the Employer.

1.4. The services shall be rendered at Embraer’s headquarters or at any other locations where the Employer has business interests, the Employee hereby consenting to possible transfers, temporary or permanent, within or outside the national territory, including to other companies of the same economic group.

1.5. The Employee undertakes to render services to more than one company within the Employer’s economic group, during the same working hours, without characterizing multiple employment relationships or entitlement to additional remuneration.

1.6. The services shall be rendered in accordance with this Agreement and Embraer’s internal policies and procedures, which the Employee acknowledges having received upon admission and execution of this Agreement.

1.7. The Employee shall comply with the instructions of Embraer’s management and its affiliates, to which accounts and information shall be provided.

1.8. Any breach of this Agreement or the commission of serious misconduct may result in disciplinary measures, including termination for cause, in accordance with applicable law.

Clause 2 – Absence of Conflict

2.1. The Employee represents and warrants to Embraer that: (i) the provision of the services provided for herein will not result in default or breach of any contract, agreement, or understanding that the Employee may have with any third party; (ii) the Employee has informed Embraer of everything that could be relevant to Embraer’s decision to hire the Employee under the terms of this Agreement; and the Employee is duly qualified, legally authorized, and fully capable, from a professional, technical, legal, and personal standpoint, of performing the services and duties contracted for herein.

2.2. The Employee represents and warrants to the Employer that the Employee is free to enter into this Agreement and has no commitment, agreement, or understanding with any person that restricts or conflicts with the obligations, services, and responsibilities of the Employee arising from this Agreement. The Employee shall not, during the term of this Agreement, violate any obligation that the Employee may have with third parties, including former employers and/or contractors.

Clause 3 – Compensation

3.1. The Employer shall pay the Employee a gross monthly salary of BRL [***] ([***] reais).

Clause 4 – Benefits

4.1. The Employee may be eligible for the benefits guaranteed under the applicable collective bargaining agreement, the internal policies, and the applicable legislation.

4.2. The Parties hereby agree that the benefits described above may be amended from time to time in the event of changes to the collective bargaining agreement, the internal policies, and the applicable legislation.

Clause 5 – Personal Data

5.1. All personal data collected by the Employer shall be considered as such, pursuant to Law No. 13,709/2018 (General Data Protection Law – “LGPD”), and its processing shall be governed by the applicable legislation and by the terms of this Clause.

5.1.1. The Employee’s personal data may include qualification data, data and information related to the Employee’s health, social security data, data regarding the Employee’s moral and philosophical expressions in communications during the performance of the Employee’s duties, financial data, among other data resulting from the Employee’s relationship with Embraer.

5.2. The Employee declares to be aware that Embraer, for the regular performance of this Agreement, will need to collect and process the Employee’s personal data in accordance with the provisions set forth in the Internal Policies, including the Employee Data Protection Policy, for, among other purposes, the following:

a) Identifying the Employee for access to the Employer’s facilities;

b) Carrying out the Employee’s occupational medical examinations arising from this Agreement;

c) Making payment of remuneration and benefits and complying with tax, social security, and ancillary obligations arising from this Agreement;

d) Conducting internal investigations, when necessary;

e) Providing medical care and emergency assistance to the Employee;

f) Protecting the life or physical integrity of the Employee;

g) Providing information requested by Governmental and Regulatory Authorities in inspection or audit procedures;

h) Complying with legal and regulatory obligations; and

Exercising the Employer’s rights in judicial and/or administrative proceedings, when applicable.

5.2.1. The Employer may share the Employee’s personal data with outsourced service providers, located in Brazil or abroad, hired to carry out the processing of personal data, which shall act exclusively in accordance with the Employer’s instructions. In addition, the Employer may share the Employee’s personal data with other companies belonging to the same economic group.

5.2.2. Depending on the Employee’s needs and the benefits granted to the Employee by the Employer, the Employer may also process personal data of the Employee’s dependents and spouse, to the extent necessary for the inclusion of such dependents and spouse in the Employer’s benefit programs, at the Employee’s discretion.

5.2.3. The Employee acknowledges that, depending on any work to be performed for the Employer’s clients, the Employee’s personal data may be shared with such clients, solely to the extent necessary for the performance of the agreement entered into between the Employer and the respective client.

5.3. The personal data collected shall be retained by the Employer for the period necessary to fulfill the purposes of this Agreement, including for compliance with any legal or regulatory obligation or for the regular exercise of the Employer’s rights.

5.4. The Employee shall have the right to: (i) access and rectify the personal data provided; (ii) restrict the processing of personal data, when applicable; (iii) object to the processing of personal data, when applicable; (iv) request the portability of the personal data provided, when applicable; and (v) be informed of the public and private entities with which the Employer has shared the personal data. If the Employee has any questions regarding the processing of the Employee’s personal data or the data of the Employee’s dependents by the Employer, or wishes to exercise any rights, the Employee may use the channels made available for such purposes in the Internal Policies.

5.5. The Employee acknowledges that, during the term of this Agreement, the Employee may have access to personal data (of other employees, clients, service providers, third parties, etc.) and undertakes to comply with all internal privacy and data protection rules and guidelines already in force or that may be established, including the Internal Policies, as well as Brazilian legislation on the matter, especially the LGPD.

5.5.1. The Employee warrants that any processing of personal data during the term of this Agreement shall be carried out solely and exclusively for the purpose of performing the Employee’s activities related to this Agreement and undertakes not to use, disclose, or in any other way share such personal data with unauthorized third parties, during and after the termination of this Agreement.

5.5.2. The violation of any obligation set forth in this Agreement or in the Internal Policies may result in the application of disciplinary sanctions and termination of this Agreement for cause, without prejudice to any applicable criminal and indemnification penalties.5.1. All personal data processed shall comply with Brazilian Law No. 13,709/2018 (General Data Protection Law – LGPD).

Clause 6 – Image Rights

6.1. The Employee expressly authorizes Embraer, without any type of remuneration, reimbursement, or compensation, to use the Employee’s image, by means of photographs or filmed images taken by Embraer, during the term of the employment agreement and for up to one (1) year after its termination, on an unlimited basis as to the number of displays, free of charge, and without territorial limitation, including the dissemination of such images through internal and external communication vehicles and media, including, but not limited to, the internet and television.

Clause 7 – Confidentiality Obligation

7.1. The Employee undertakes not to disclose any information that the Employee may become aware of, directly or indirectly, as a result of the activities performed under the terms of this Agreement, especially with respect to matters involving National Security or the performance of services contracted by EMBRAER with clients or suppliers, as well as not to remove from EMBRAER any document or information generated as a result of the performance of work carried out at EMBRAER.

First Paragraph – The EMPLOYEE undertakes to maintain the confidentiality of any and all documents of which the Employee has or may come to have knowledge and which are classified as confidential (restricted, confidential, secret, top secret, etc.), observing, as applicable, the provisions set forth in EMBRAER’s internal rules, in particular doc.emb 2495 (Information Assets Classification and Control).

Clause 8 – Inventions and Creations

8.1. Any and all inventions, discoveries, improvements, ideas, concepts, creations, or any rights, whether or not subject to registration with Industrial or Intellectual Property authorities in Brazil or abroad, that the Employee has created or developed, at any time, in connection with any activities performed on behalf of Embraer (“Creations”), shall be the sole and exclusive property of Embraer.

8.2. The Employee shall assign to Embraer all ownership rights in such Creations, including copyright and patent rights, and no additional remuneration shall be due to the Employee in connection therewith. The Employee shall also execute and sign any and all documents that the Employer may deem necessary to enable the filing, prosecution, and granting of copyrights, patents, and other proprietary rights, or to transfer to the Employer all rights, title, or interest in such Creations or copyrightable works.

Clause 9 – Use of Equipment and Monitoring

9.1. Embraer shall provide the work tools necessary for the performance of the services, including computer and telecommunications equipment, such as a notebook and corporate mobile phone, subject to eligibility.

9.2.1. Such tools shall be provided without transfer of ownership to the Employee, who shall ensure their use in accordance with Embraer’s rules, policies, and procedures, and shall return such tools whenever requested by Embraer.

Clause 10 – Deductions

10.1. In addition to the deductions provided for by law, the Employee grants Embraer the right to deduct from the Employee’s remuneration amounts related to any advances, payments of benefits selected by the Employee, expenses arising from medical, hospital, pharmaceutical, and dental care, expenses incurred by the Employee, and damages caused by the Employee, even if due to fault.

10.2. On this date, the Employee enrolls in the Group Life Insurance Policy maintained by the Employer, fully accepting the terms and conditions of such Policy and authorizing the Employer to make monthly deductions corresponding to the payment of the Employee’s share of the applicable premium.

Clause 11 – General Provisions

11.1. All notices or approvals required or permitted under this Agreement shall be made in writing. Any waiver or amendment of this Agreement shall only be effective if made in writing and signed by the Parties.

11.8. By executing this Agreement, the Employee acknowledges that: (i) the Employee has read and understood this document; (ii) the Employee has reviewed, or had the opportunity to review, the terms and conditions set forth herein; (iii) the Employee has had sufficient time to examine the conditions set forth herein; and (iv) the Employee has executed this Agreement knowingly and voluntarily.

The Parties execute this Agreement in two counterparts of equal content and form.

São José dos Campos, September 4, 2023.

/s/ Simone Galvao de Oliveira

EMPLOYEE

/s/ Willians Alves Silva

EMPLOYER

WITNESSES

/s/ Natalia Arantes Freitas

NATALIA ARANTES FREITAS

/s/ Elivelton Gabriel Leandro

ELIVELTON GABRIEL LEANDRO